Exhibit T3D

SUPERIOR COURT

(COMMERCIAL DIVISION)

CANADA

PROVINCE OF QUEBEC

DISTRICT OF MONTREAL

No:	500-11-043034-129

DATE:

PRESENT: THE HONOURABLE MR. JUSTICE MONGEON, J.S.C.

IN THE MATTER OF A PROPOSED ARRANGEMENT OF:

YELLOW MEDIA INC.

and

82454320 CANADA INC.

Applicants

and

THE IMPLEADED PARTIES LISTED IN SCHEDULE ‘A’ HEREOF

and

THE DIRECTOR UNDER THE CBCA

and

THE AD HOC COMMITTEE OF THE MEDIUM TERM NOTE HOLDERS

and

THE AD HOC COMMITTEE OF HOLDERS OF THE 6.25% CONVERTIBLE UNSECURED DEBENTURES

Impleaded Parties

and

THE BANK OF NOVA SCOTIA

Credit Facility Agent/Contesting Party

FINAL ORDER

[1]	CONSIDERING the Applicants’ Application for Interim and a Final Orders with Respect to an Arrangement dated July 23, 2012 (the “Application”) and the affidavits filed in support thereof, including the Supplementary Affidavit of Ginette Maillé dated September 10, 2012 (the “Supplementary Affidavit”) regarding the voting results of the Meetings which took place on September 6, 2012;

[2]	CONSIDERING the Interim Order rendered on July 23, 2012 by the undersigned (the “Interim Order”);

[3]	CONSIDERING that on August 1, 2012 and on August 30, 2012, respectively, the Bank of Nova Scotia, in its capacity as lender and as agent representing a required majority of lenders (the “Credit Facility Lenders”) under the Credit Agreement (the “Credit Facility Agent”), sought the revocation of the Interim Order and contested the approval by this Court of the Arrangement as initially contemplated in the Application;

[4]	CONSIDERING that on August 10, 2012, and on October 3, 2012, the Ad Hoc Committee of Holders of 6.25 % Convertible Unsecured Debentures (the “Ad Hoc Committee of Debentureholders”) also sought the revocation of the Interim Order and contested the approval by this Court of the Arrangement as initially contemplated in the Application;

[5]	CONSIDERING that the Court has been advised that on October 16, 2012, YMI, the Ad Hoc Committee of Convertible Debentureholders and the MTN Holders who executed and became parties to the Support Agreement on July 23, 2012 (the “Initial Consenting Creditors”) entered into a settlement agreement (the “Convertible Debentureholders Settlement Agreement”), supplemented on December 10, 2012 amongst YMI, the Initial Consenting Creditors and the steering committee of the Ad Hoc Committee of Convertible Debentureholders (the “Supplement”), whereby the Ad Hoc Committee of Debentureholders agreed to withdraw any and all contestations it may have in respect of the Application, and to support the approval by this Court of the Arrangement as described under the Plan of Arrangement (as defined below);

[6]	CONSIDERING the Second Amended and Restated Plan of Arrangement filed in the Court record on October 18, 2012 as Exhibit P-27(a) (the “Second Amended Plan”);

[7]	CONSIDERING that the Court has also been advised that on December 14, 2012, the Applicants, the Impleaded Parties listed in Schedule A hereof, the Credit Facility Agent and the Credit Facility Lenders entered into a termination and settlement agreement (the “Termination and Settlement Agreement”) providing, among other things, that (i) the Second Amended Plan will be amended to remove the Credit Facility Lenders as parties affected by the Plan of Arrangement (other than in respect of the releases provided in the Plan of Arrangement) and that (ii) the Credit Agreement and all obligations and entitlements related thereto will be settled, terminated, extinguished, cancelled and eliminated, as applicable, on the Effective Date, in consideration of which, among other things, the Credit Facility Agent agreed to withdraw any and all contestations it may have in respect of the Application, and not to object to the approval by this Court of the Arrangement as described under the Plan of Arrangement (as defined below);

[8]	CONSIDERING that in light of the Convertible Debentureholders Settlement Agreement, the Supplement and the Termination and Settlement Agreement, the Applicants filed in the Court record on December 14, 2012, as Exhibit P-34, a Third Amended and Restated Plan of Arrangement (the “Plan of Arrangement”);

[9]	CONSIDERING that this Court is satisfied that the Director appointed pursuant to the CBCA has been duly served with a copy of the Plan of Arrangement and has confirmed in writing that he would not appear or be heard on the Application (the “Non- Appearance Letter”), as appears from a copy of the Non-Appearance Letter filed in support of the Application as Exhibit P-35;

[10]	CONSIDERING the representations made by Counsel for the Applicants and the Impleaded Parties listed in Schedule A hereof, as well as the other parties represented at the hearing on the Application;

[11]	CONSIDERING that the Applicants have complied with the terms of the Interim Order and that the Existing Debtholders and Existing Shareholders have approved the proposed Arrangement, as appears from the Supplementary Affidavit;

[12]	CONSIDERING that the Applicants have satisfied the Court that:

a)	all statutory and other procedural requirements have been fulfilled;

b)	the Arrangement is put forward in good faith; and

c)	the Arrangement is fair and reasonable;

[13]	CONSIDERING that the Applicants have, more particularly, duly established that the Arrangement has a valid business purpose;

[14]	CONSIDERING that the Court has been advised in the Application that the approval of the Arrangement by this Court will constitute the basis for an exemption from the registration requirements under Section 3(a)(10) of the United States Securities Act of 1933, as amended, with respect to the New Senior Notes, New Subordinated Debentures, New Common Shares and Warrants to Credit Facility Lenders, MTN Holders, Convertible Debentureholders and Shareholders to be issued in accordance with the Arrangement.

FOR THESE REASONS, THE COURT:

[15]	PRAYS ACT of the Convertible Debentureholders Settlement Agreement and Supplement entered into on October 16, 2012 and December 10, 2012, respectively, between YMI, the Ad Hoc Committee of Debentureholders and the Initial Consenting Creditors (Exhibit P-36).

[16]	PRAYS ACT of the Termination and Settlement Agreement entered into on December 14, 2012, between the Applicants, the Impleaded Parties listed in Schedule A hereof, the Credit Facility Agent and the Credit Facility Lenders (Exhibit P-37).

[17]	DECLARES that if the Termination and Settlement Agreement is terminated in accordance with terms thereof, the Termination and Settlement Agreement shall be of no further force and effect and the rights of the persons affected or purported to be affected by the Second Amended Plan and the proceedings in respect thereto, including in respect of all contestations and motions, shall continue unimpaired, as if the Termination and Settlement Agreement had never been entered into, and, in such circumstances, all matters and documents contemplated thereby shall be void and without prejudice to the rights and obligations of any person, the proceedings will continue with the release of the judgment with respect to the Second Amended Plan (and not the Plan of Arrangement), and all of the parties to the Termination and Settlement Agreement shall be precluded from relying on the Termination and Settlement Agreement and any of the terms thereof in any appeal in respect of these proceedings or any alternative reorganization proceedings for YMI, and the terms of the Termination and Settlement Agreement are not to be disclosed to the Court hearing such appeal or alternative reorganization proceedings.

[18]	PRAYS ACT of the right of the Initial Consenting Creditors to terminate the Support Agreement, at any time, pursuant to and in accordance with the terms thereof.

[19]	ORDERS that the Applicants shall not modify or amend the Termination and Settlement Agreement (including, for greater certainty, any schedules thereto) without the prior written consent of the Initial Consenting Creditors.

[20]	PRAYS ACT that the indebtedness under the Credit Agreement is not arranged under the Plan of Arrangement.

[21]	DECLARES that the orders of the Court as to the confidentiality in relation to the Credit Facility Lenders and the Credit Facility Agent are superseded by the Termination and Settlement Agreement and upon and after the implementation of the Plan of Arrangement on the Effective Date, the Credit Facility Lenders, the Credit Facility Agent and their advisors shall have no confidentially obligation other than as provided under the Termination and Settlement Agreement.

[22]	GRANTS the Final Order sought in the Application.

[23]	DISPENSES the Applicants from further service of the Application.

[24]	DECLARES that, as used herein, unless otherwise defined, terms beginning with capital letters have the meanings set forth in the Application.

[25]	DECLARES that to the extent of any inconsistency or discrepancy between this Final Order and the terms of any instrument creating, governing or collateral to the Existing Common Shares, the Existing Preferred Shares, the Convertible Debentures and the MTN Notes, or the articles or by-laws of YMI or New YMI, this Final Order shall govern.

[26]	DECLARES that the Applicants have complied with all actions or steps required to be taken by them pursuant to the Interim Order or in connection with documents or acts contemplated by the Interim Order, including, without limitation, that the Meeting Materials were distributed in compliance with the Interim Order and that the Meetings were called, held and conducted in compliance with the Interim Order.

[27]	DECLARES that the Arrangement and the terms and conditions thereof (the “Arrangement”), as described in the Plan of Arrangement, is an arrangement within the meaning of section 192 of the CBCA and is fair and reasonable to all affected parties.

[28]	DECLARES that the Arrangement, as described in the Plan of Arrangement, is hereby approved and the terms, provisions, and effects of the Arrangement, including all documents, steps, transactions, cancellations, extinguishments, terminations and releases as set out in the Plan of Arrangement, including the mutual releases and discharges contemplated therein, shall be binding and given full force and effect in the manner specified therein.

[29]	DECLARES that the Applicants and Impleaded Parties listed in Schedule A hereof are authorized to take all steps and actions necessary or appropriate to implement the Arrangement and the transactions contemplated thereby in accordance with and subject to the terms of the Arrangement (including entering into any agreements or other documents which are to come into effect in connection with the Arrangement).

[30]	DECLARES that the Applicants are authorized to file Articles of Arrangement with the CBCA Director at the time contemplated in the Arrangement.

[31]	ORDERS that in accordance with the steps and sequences in the Plan of Arrangement, each of the Companies Released Parties (as defined in the Plan of Arrangement) are hereby released and discharged as provided in section 7.4 of the Plan of Arrangement.

[32]	ORDERS that in accordance with the steps and sequences in the Plan of Arrangement, each of the Securityholders’ Released Parties (as defined in the Plan of Arrangement) are hereby released and discharged as provided in section 7.5 of the Plan of Arrangement.

[33]	ORDERS, in light of the Credit Facility Lenders and the Credit Facility Agent consent in the Termination and Settlement Agreement, that the Credit Facility Lenders and the Credit Facility Agent are bound, in accordance with the terms of the Termination and Settlement Agreement, by the releases set out in the Plan of Arrangement in the same manner and to the same extent as the other Securityholders’ Released Parties are bound by such releases, and that each Credit Facility Lender and the Credit Facility Agent shall also have the benefit of the releases contained therein.

[34]

ORDERS that effective on the Effective Date, in accordance with the steps and sequences set forth in the Plan of Arrangement, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares and the Existing Common Shares shall be settled, terminated, extinguished, cancelled or eliminated, as applicable, and that no creditors or person shall have the right to make, commence or enforce any rights, claims or remedies in respect of or arising from any obligations under the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Common Shares, the Existing Preferred Shares (except solely, in the case of the MTN Indenture and the Convertible Debenture Indenture, to the extent necessary to effect distributions pursuant to section 5.7 of the Plan of Arrangement) and any other matters affected by the Plan of Arrangement and all creditors or persons shall be conclusively deemed to have exchanged any right, title or interest held in any of the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Common Shares and the Existing Preferred Shares in the manner prescribed by the Plan of Arrangement for the consideration therein, provided that any person maintaining a register or record of any kind respecting the interests, beneficial or otherwise, of any person affected by the Plan of Arrangement is authorized and directed to give effect to the exchanges prescribed by the Plan of Arrangement.

[35]	DECLARES that this Final Order shall have full force and effect in all other provinces and territories of Canada and shall be enforced in the courts of each of the other provinces and territories of Canada in the same manner in all respects as if this Final Order had been made by the court enforcing it.

[36]	DECLARES that this Court respectfully seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body constituted pursuant to the Parliament of Canada or the legislature of any province, any court or any judicial, regulatory or administrative body of the United States of America and any court or any judicial regulatory or administrative body in the United Kingdom or elsewhere to act in aid of and to assist this Court in carrying out the terms of this Final Order.

[37]	ORDERS provisional execution of the Final Order notwithstanding appeal and without the necessity of furnishing any security.

WITHOUT COSTS.

ROBERT MONGEON, J.S.C.

COPIE CONFORME

Greffier adjoint

SCHEDULE A

IMPLEADED PARTIES

1.	YELLOW PAGES GROUP CORP.

2.	WALL2WALL MEDIA INC.

3.	YPG (USA) HOLDINGS INC.

4.	YELLOW PAGES GROUP, LLC.

ANNEX B

THIRD AMENDED AND RESTATED PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT

WHEREAS on July 23, 2012, upon the application of YMI and New YMI, the Court issued the Interim Order pursuant to Section 192 of the CBCA in connection with the Arrangement.

WHEREAS on September 6, 2012, YMI held the Meetings to consider the Arrangement and the resolutions adopting the Arrangement were approved by the requisite majorities.

WHEREAS in settlement of the contestations of an ad hoc committee representing certain of the Convertible Debentureholders (the “Ad Hoc Committee”), YMI, the Ad Hoc Committee and the Initial Consenting Creditors entered into a settlement agreement on October 16, 2012.

WHEREAS in settlement of the contestations of The Bank of Nova Scotia, as administrative agent under the Credit Agreement (the “Credit Facility Agent”), YMI, New YMI, certain of YMI’s subsidiaries, the Credit Facility Agent, the Credit Facility Lenders and the Initial Consenting Creditors entered into a termination and settlement agreement on December 13, 2012 (the “Termination and Settlement Agreement”) providing, among other things, (i) that the Credit Facility Lenders shall not be part of the Arrangement and shall receive, in the aggregate, on the Effective Date and in accordance with the sequence set forth in this Plan of Arrangement, (A) $165,416,165 of principal amount of New Senior Notes, (B) $18,118,215 of principal amount of New Subordinated Debentures, (C) 4,178,594 New YMI Common Shares and (D) $70,295,537 in cash (the “Credit Facility Lenders’ Consideration”), and (ii) that the Credit Agreement and all obligations and entitlements related thereto shall be settled, terminated, extinguished, cancelled and eliminated, as applicable, on the Effective Date and in accordance with the sequence set forth in this Plan of Arrangement (the “Credit Facility Debt Extinguishment”).

WHEREAS YMI and New YMI shall complete the Recapitalization by the joint effect of this Plan of Arrangement and the Termination and Settlement Agreement and the implementation of the Arrangement, the distribution of the Credit Facility Lenders’ Consideration and the Credit Facility Debt Extinguishment shall thus occur concurrently on the Effective Date and in accordance with the sequence set forth in this Plan of Arrangement.

WHEREAS, after giving effect to this Plan of Arrangement and the Termination and Settlement Agreement, the principal amount of New Senior Notes and New Subordinated Debentures, the amount of cash and the number of New YMI Common Shares and Warrants to be paid, delivered, issued and allocated (subject to the treatment of fractional interests), to the Credit Facility Lenders, the MTN Holders, the Convertible Debentureholders and the Existing Shareholders shall be, in the aggregate, as follows:

(a)	$275 million in cash;

(b)	$800 million of principal amount of New Senior Notes;

(c)	$107.5 million of principal amount of New Subordinated Debentures;

(d)	27,955,087 New YMI Common Shares; and

(e)	2,995,509 Warrants.

NOW, THEREFORE, THIS IS THE PLAN OF ARRANGEMENT OF YMI AND NEW YMI PURSUANT TO THE CBCA.

ARTICLE I

INTERPRETATION

1.1	Definitions.

In this Plan of Arrangement, unless otherwise stated or unless the context otherwise requires:

(a)	“Advisors” means Bennett Jones LLP, in its capacity as legal advisor to the Initial Consenting Creditors, and Moelis & Company, in its capacity as financial advisor to the Initial Consenting Creditors;

(b)	“Arrangement” means the arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set forth in this Plan of Arrangement subject to any amendment, modification, supplement or restatement made thereto in accordance with this Plan of Arrangement or made at the direction of the Court;

(c)	“Arrangement Agreement” means the Arrangement Agreement dated July 23, 2012, among YMI, New YMI and YPG, as may be amended, restated, varied, modified or supplemented from time to time;

(d)	“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Montréal, Québec and Toronto, Ontario;

(e)	“CBCA” means the Canada Business Corporations Act, R. S. C. 1985, c. C-44, as now in effect and as it may be amended from time to time prior to the Effective Date;

(f)	“CDS” means CDS Clearing and Depository Services Inc. or any successor thereof;

(g)	“Certificate” means the certificate giving effect to the Arrangement, which shall be issued by the Director pursuant to section 192(7) of the CBCA upon receipt of the articles of arrangement in accordance with section 262 of the CBCA;

(h)	“Common Shares” means the common shares in the capital of YMI;

(i)	“Companies Released Parties” means, collectively, YMI, New YMI, the MTN Guarantors and their respective Subsidiaries and affiliates and their respective present and former shareholders, officers, directors, trustees, employees, auditors, financial advisors, legal counsel and agents;

(j)	“Convertible Debenture Indenture” means the trust indenture dated July 8, 2010, among YMI, Yellow Pages Income Fund, YPG Trust and YPG LP and the

Convertible Debenture Trustee in respect of the Convertible Debentures, as supplemented by the first supplemental trust indenture dated November 1, 2010 between YMI and the Convertible Debenture Trustee;

(k)	“Convertible Debenture Trustee” means BNY Trust Company of Canada, or any successor thereof;

(1)	“Convertible Debentureholders” means the legal and/or beneficial holders of the Convertible Debentures as at the relevant time;

(m)	“Convertible Debentures” means the 6.25% convertible unsecured subordinated debentures of YMI due October 1, 2017 issued pursuant to the Convertible Debenture Indenture;

(n)	“Court” means the Superior Court of Québec, Commercial Division;

(o)	“Credit Agreement” means the second amended and restated credit agreement dated September 28, 2011, among, inter alia, YMI, the Credit Facility Agent and the lenders party thereto;

(p)	“Credit Facility Debt” means all amounts owing to the Credit Facility Lenders pursuant to and under the Credit Agreement as at the Effective Date;

(q)	“Credit Facility Lenders” means the “Lenders” (as defined under the Credit Agreement) as at the Effective Date;

(r)	“Director” means the Director appointed under Section 260 of the CBCA;

(s)	“Distribution Record Date” means the Effective Date or such other date as determined by YMI with the consent of the Advisors;

(t)	“Effective Date” means the date shown on the Certificate, such date to be the date this Plan of Arrangement is implemented;

(u)	“Entitlements” means all legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person (i) with respect to or arising out of, or in connection with, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares, the Common Shares and any other equity interest in YMI, as applicable (including any guarantees granted in respect of, or pursuant to, the foregoing) and (ii) to acquire or receive any of the foregoing;

(v)	“Existing Common Shares” means the Common Shares issued and outstanding as at the relevant time, including, for greater clarity, any Common Shares issued to the Convertible Debentureholders upon exchange or conversion of the Convertible Debentures pursuant to this Plan of Arrangement or otherwise;

(w)	“Existing Preferred Shares” means, collectively, (i) the 4.25% Cumulative Redeemable First Preferred Shares, Series 1 of YMI, (ii) the 5.00% Cumulative Redeemable First Preferred Shares, Series 2 of YMI, (iii) the Cumulative Rate Reset First Preferred Shares, Series 3 of YMI, (iv) the Cumulative Floating Rate First Preferred Shares, Series 4 of YMI, (v) the Cumulative Rate Reset First Preferred Shares, Series 5 of YMI, (vi) the Cumulative Floating Rate First Preferred Shares, Series 6 of YMI and (vii) the Cumulative Exchangeable First Preferred Shares, Series 7 of YMI; in each case issued and outstanding as at the relevant time;

(x)	“Existing Shareholders” means, collectively, the holders of Existing Common Shares (including, for greater clarity, Convertible Debentureholders upon exchange of their Convertible Debentures into Common Shares pursuant to this Plan of Arrangement) and the holders of Existing Preferred Shares;

(y)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date, providing, among other things, that the Arrangement is fair and reasonable to all affected parties and that the releases in favour of the Companies Released Parties and the Securityholders’ Released Parties be given in accordance with this Plan of Arrangement;

(z)	“Governmental Entity” means (i) any international, multinational, national, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any stock exchange (including the TSX), automated quotation system, self-regulatory authority or securities regulatory authority;

(aa)	“Initial Consenting Creditors” means the MTN Holders who executed and became parties to the Support Agreement on July 23, 2012;

(bb)	“Interim Order” means the interim order of the Court dated July 23, 2012 pursuant to Section 192 of the CBCA, as the same may be amended from time to time by the Court;

(cc)	“Law” or “Laws” means (i) all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, directions, sanctions and awards of any Governmental Entity, and (iii) all policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law or which establish the interpretative position of the Law by such Governmental Entity, in each case binding on or affecting the Person referred to in the context in which such word is used;

(dd)	“Meetings” means, collectively, (i) the meeting (the “Debtholder’ Meeting”) of the Credit Facility Lenders, the MTN Holders and those Convertible Debentureholders that have exercised the election to opt-out of the Shareholders’ Meeting and attend and vote at the Debtholders’ Meeting and (ii) the meeting (the “Shareholders’ Meeting”) of the Existing Shareholders (other than those Convertible Debentureholders that have exercised the election to opt-out of the Shareholders’ Meeting and attend and vote at the Debtholders’ Meeting), in each case in accordance with the provisions of the Interim Order, and includes any adjournment, postponement or other rescheduling of such meetings;

(ee)	“MTN Guarantors” means, collectively, YPG, Yellow Pages Group, LLC, YPG (USA) Holdings, Inc. and Wall2Wall Media Inc.;

(ff)	“MTN Holders” means the legal and/or beneficial holders of the MTN Notes, as at the relevant time;

(gg)	“MTN Indenture” means the trust indenture, dated April 21, 2004, among YPG Holdings Inc., the MTN Trustee, Yellow Pages Income Fund, YPG LP and YPG, in respect of the MTN Notes, as supplemented by the first supplemental trust indenture dated November 1, 2010 among YMI, YPG and the MTN Trustee;

(hh)	“MTN Notes” means, collectively, (i) the 5.71% Medium Term Notes, Series 2, due April 21, 2014 issued by YMI, (ii) the 5.85% Medium Term Notes, Series 3, due November 18, 2019 issued by YMI, (iii) the 5.25% Medium Term Notes, Series 4, due February 15, 2016 issued by YMI, (iv) the 6.25% Medium Term Notes, Series 5, due February 15, 2036 issued by YMI, (v) the 7.30% Medium Term Notes, Series 7, due February 2, 2015 issued by YMI, (vi) the 6.85% Medium Term Notes, Series 8, due December 3, 2013 issued by YMI, (vii) the 6.50% Medium Term Notes, Series 9, due July 10, 2013 issued by YMI and (viii) the 7.75% Medium Term Notes, Series 10, due March 2, 2020 issued by YMI;

(ii)	“MTN Trustee” means CIBC Mellon Trust Company, or any successor thereof;

(jj)	“New Employee Incentive Plan” means the new employee incentive plan described in the management proxy circular of YMI dated July 30, 2012;

(kk)	“New Senior Note Indenture” means the indenture in respect of the New Senior Notes among, inter alia, YMI and the New Senior Note Trustees, to be dated as of the Effective Date, in the form attached to the Termination and Settlement Agreement;

(ll)	“New Senior Note Trustees” means, collectively, BNY Trust Company of Canada as Canadian trustee and The Bank of New York Mellon as U.S trustee, or any successors thereof;

(mm)	“New Senior Notes” means the 9.25% Senior Secured Notes due November 30, 2018 in the principal amount of $800 million issued by YMI, such notes to be governed by the New Senior Note Indenture;

(nn)	“New Senior Security Agreements” means all guarantees and security agreements contemplated under the New Senior Note Indenture;

(oo)	“New Subordinated Debenture Indenture” means the indenture in respect of the New Subordinated Debentures among, inter alia, YMI and the New Subordinated Debenture Trustees, to be dated as of the Effective Date, in the form attached to the Termination and Settlement Agreement;

(pp)	“New Subordinated Debenture Trustees” means, collectively, BNY Trust Company of Canada as Canadian trustee and The Bank of New York Mellon as U.S trustee, or any successors thereof;

(qq)	“New Subordinated Debentures” means the exchangeable subordinated debentures due November 30, 2022 in the principal amount of $107.5 million issued by YMI, such debentures to be governed by the New Subordinated Debenture Indenture;

(rr)	“New Subordinated Guarantees Agreements” means all guarantees agreements contemplated under the New Subordinated Debenture Indenture;

(ss)	“New YMI” means 8254320 Canada Inc., a CBCA corporation;

(tt)	“New YMI Common Shares” means the common shares in the capital of New YMI;

(uu)	“Newco1” means 8254338 Canada Inc., a CBCA corporation;

(vv)	“Obligations” means all obligations, liabilities and indebtedness of the YMI Companies under the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares and the Existing Common Shares as at the Effective Date, including the obligations, liabilities and indebtedness of the MTN Guarantors as guarantors under the MTN Notes and the MTN Indenture;

(ww)	“Order” means any order of the Court relating to the Recapitalization, including the Interim Order and the Final Order;

(xx)	“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(yy)	“Plan of Arrangement” means this third amended and restated plan of arrangement pursuant to Section 192 of the CBCA, as amended, modified, supplemented or restated from time to time, in accordance with the terms herein;

(zz)	“Preferred Shares” means the cumulative redeemable first preferred shares in the capital of YMI;

(aaa)	“Recapitalization” means the recapitalization of the YMI Companies as set out in this Plan of Arrangement and the Termination and Settlement Agreement, taken together, and the transactions contemplated herein and therein;

(bbb)	“Securityholders’ Released Parties” means, collectively, the Credit Facility Lenders, the Credit Facility Agent, the MTN Holders, the MTN Trustee, the Convertible Debentureholders, the Convertible Debenture Trustee, the Existing Shareholders, and their respective Subsidiaries and affiliates and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel and agents;

(ccc)	“Subsidiaries” means “subsidiaries” as defined in National Instrument 45-106 – Prospectus and Registration Exemptions;

(ddd)	“Support Agreement” means the support agreement and all schedules attached thereto among, inter alia, YMI and certain MTN Holders (whether as original signatories or by way of joinder agreements), pursuant to which, among other things, such MTN Holders have agreed to support and vote in favour of the Arrangement, subject to the terms and conditions specified therein;

(eee)	“TSX” means The Toronto Stock Exchange;

(fff)	“Warrant Indenture” means the warrant indenture in respect of the Warrants among New YMI and the warrant agent, to be dated as of the Effective Date, in the form attached to the Termination and Settlement Agreement;

(ggg)	“Warrants” means the warrants to purchase one New YMI Common Share per warrant at an exercise price equal to $28.16 with a term of 10 years issued by New YMI, such warrants to be governed by the Warrant Indenture;

(hhh)	“YMI” means Yellow Media Inc., a CBCA corporation;

(iii)	“YMI First Ranking Preferred Shares” means the new voting preferred shares in the capital of YMI to be created by amendment to the articles of YMI and entitling its holder to one vote per preferred share and a first-ranking liquidation preference for an amount per share equal to the consideration received by YMI for such share at the time of its issuance;

(jjj)	“YMI Companies” means YMI, New YMI and their direct and indirect Subsidiaries;

(kkk)	“YPG” means Yellow Pages Group Corp., a CBCA corporation; and

(lll)	“YPG Notes” means, at any relevant time, all outstanding interest bearing promissory notes issued by YPG in favour of YMI.

1.2	Other Defined Terms.

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding sections:

Term	Section
Ad Hoc Committee	Preamble
Additional Convertible Debentureholders’ Consideration	3.1(a)
Claims	7.4
Convertible Debenture Interest Payment	3.1(b)
Convertible Debenture Trustee Fees	3.1(b)
Credit Facility Agent	Preamble
Credit Facility Debt Extinguishment	Preamble
Credit Facility Lenders’ Consideration	Preamble
Debtholders’ Meeting	1.1(dd)
MTN Interest Payment	2.1(a)
MTN Trustee Fees	2.3
Noteholders’ Consideration	2.2(a)
RSUs	5.2(e)
Shareholders’ Consideration	3.2(b)
Shareholders’ Meeting	1.1(dd)
Termination and Settlement Agreement	Preamble
Termination and Settlement Steps	5.2

1.3	Currency.

Unless otherwise specified, all references to dollars or to $ are expressed in Canadian currency.

1.4	Accounting Terms.

All accounting terms used in this Plan of Arrangement are to be interpreted in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.5	Articles of Reference.

The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, clause or paragraph of this Plan of Arrangement. In this Plan of Arrangement, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, clause or paragraph of this Plan of Arrangement.

1.6	Interpretation Not Affected by Headings.

The division of this Plan of Arrangement into articles, sections, subsections, clauses and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.7	Date for Any Action.

In the event that any date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.8	Number, etc.

In this Plan of Arrangement, where the context requires, (i) a word importing the singular number shall include the plural and vice versa; (ii) a word or words importing gender shall include all genders and (iii) the words “including” and “includes” mean “including (or includes) without limitation”.

1.9	Statutory References.

Except as provided herein, any reference in this Plan of Arrangement to a statute includes all rules, regulations and policies made pursuant to such statute in force from time to time and, unless otherwise specified, the provisions of any statute, regulation, rule or policy which amends, supplements, replaces or supersedes any such statute, regulation, rule or policy.

1.10	Successors and Assigns.

This Plan of Arrangement shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person affected by this Plan of Arrangement.

1.11	Governing Law.

This Plan of Arrangement shall be governed by and construed in accordance with the Laws of Québec and the federal Laws of Canada applicable therein. All questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement shall be subject to the exclusive jurisdiction of the Court.

ARTICLE 2

TREATMENT OF MTN HOLDERS

2.1	Payment of Interest under the MTN Notes.

(a)	On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, YMI shall pay, in cash, any accrued and unpaid interest under the MTN Notes and the MTN Indenture as at (but not including) the Effective Date to the MTN Holders (based on the interest payment provided for each series of MTN Notes to the holders of such series) (the “MTN Interest Payment”).

(b)	Other than pursuant to Sections 2.1(a) and 2.2(a), no payment of any kind, including of principal, interest, default interest, excess interest, compound interest, special interest, additional amounts, fees, expenses, costs, charges, make-whole payments, penalties or any such other similar amounts, whether imposed in connection with a payment failure or a prepayment or otherwise, shall be payable to the MTN Holders.

2.2	Treatment of MTN Holders.

(a)	On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, each MTN Holder shall receive, in exchange for all of its right, title and interest in and to the MTN Notes, its share, pro rata to the principal amount of MTN Notes exchanged, of the following (the “Noteholders’ Consideration”):

(i)	$634,583,835 of principal amount of New Senior Notes;

(ii)	$81,881,785 of principal amount of New Subordinated Debentures;

(iii)	18,884,353 New YMI Common Shares; and

(iv)	$204,704,463 in cash.

(b)	Each MTN Holder shall and shall be deemed to irrevocably and finally exchange all of its right, title and interest in and to the MTN Notes held by such MTN Holder for its pro rata share (based on the principal amount of MTN Notes exchanged) of the Noteholders’ Consideration. The pro rata share of the Noteholders’ Consideration paid, delivered, issued and allocated to the MTN Holders (along with the payment of accrued and unpaid interest pursuant to Section 2.1(a)) shall be, and shall be deemed to be, received by the MTN Holders in full and final consideration for the exchange of the MTN Notes.

2.3	Payment of MTN Trustee Fees.

On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, YMI shall pay, in cash, the reasonable fees and expenses, as incurred as at (but not including) the Effective Date, of the MTN Trustee (as consented by YMI, acting reasonably), strictly in its capacity as trustee under the MTN Indenture, subject to Section 7.1(e) of the MTN Indenture and any applicable contractual arrangement (the “MTN Trustee Fees”).

2.4	Extinguishment of MTN Notes and MTN Indenture, etc.

Pursuant to the Arrangement and in accordance with the steps and sequences set forth in this Plan of Arrangement and immediately following the exchange of the MTN Notes pursuant to Section 2.2, the MTN Notes, the MTN Indenture (except solely, in the case of the

MTN Indenture, to the extent necessary to effect distributions to the beneficial holders of the MTN Notes pursuant to Section 5.7) and all Obligations and Entitlements related thereto shall be irrevocably and finally settled, terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise.

ARTICLE 3

TREATMENT OF CONVERTIBLE DEBENTUREHOLDERS AND

EXISTING SHAREHOLDERS

3.1	Exchange and Extinguishment of Convertible Debentures.

(a)	On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, each Convertible Debentureholder shall and shall be deemed to irrevocably and finally exchange all of its right, title and interest in and to the Convertible Debentures for (i) Common Shares on the basis of 50 Common Shares for each $100 in principal amount of Convertible Debentures held by such Convertible Debentureholder (fractional shares being disregarded) and (ii) its share, pro rata to the principal amount of Convertible Debentures exchanged, of the following: 200,000 Warrants and $7.5 million of principal amount of New Subordinated Debentures (the consideration under this clause 3.1(a)(ii) is referred to herein as the “Additional Convertible Debentureholders’ Consideration”). Upon such exchange, and in accordance with the steps and sequences set forth in this Plan of Arrangement, each holder of such Existing Common Shares for which the Convertible Debentures shall have been exchanged shall then be entitled to its pro rata share of the Shareholders’ Consideration as provided in Section 3.2, in addition to its pro rata share of the Additional Convertible Debentureholders’ Consideration received under this Section 3.1(a). Pursuant to the Arrangement and in accordance with the steps and sequences set forth in this Plan of Arrangement and immediately following the exchange of the Convertible Debentures pursuant to this Section 3.1(a), the Convertible Debentures and the Convertible Debenture Indenture (except solely, in the case of the Convertible Debenture Indenture, to the extent necessary to effect distributions pursuant to Section 5.7) and all Obligations and Entitlements related to the Convertible Debentures and the Convertible Debenture Indenture shall be irrevocably and finally settled, terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise.

(b)	On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, YMI shall pay, in cash, any accrued and unpaid interest under the Convertible Debentures and the Convertible Debenture Indenture as at (but not including) the Effective Date to the Convertible Debentureholders (the “Convertible Debenture Interest Payment”).

(c)

On the Effective Date, in accordance with the steps and sequences set forth in this Plan of Arrangement, YMI shall pay, in cash, the reasonable fees and expenses, as incurred as at (but not including) the Effective Date, of the Convertible Debenture Trustee (as consented by YMI, acting reasonably), strictly in its capacity as trustee under the Convertible Debenture Indenture, subject to Section 10.2 of the Convertible Debenture Indenture and any applicable contractual arrangement (the “Convertible Debenture Trustee Fees”).

(d)	Other than pursuant to Sections 3.1(a), 3.1(b) and 3.2(b), no payment of any kind, including of principal, interest, default interest, excess interest, compound interest, special interest, additional amounts, fees, expenses, costs, charges, make-whole payments, penalties or any such other similar amounts, whether imposed in connection with a payment failure or a prepayment or otherwise, shall be payable to the Convertible Debentureholders.

3.2	Treatment of Existing Shareholders.

(a)	For purposes of calculating the pro rata share of each Existing Shareholder under this Section 3.2:

(i)	the Existing Preferred Shares shall be treated as if they had been converted into Existing Common Shares (whether or not specifically convertible) on the following basis (any resulting fractional shares being disregarded): (x) each Existing Preferred Share other than the Cumulative Exchangeable First Preferred Shares, Series 7 of YMI shall be considered to be the equivalent of 12.5 Existing Common Shares, and (y) each Cumulative Exchangeable First Preferred Shares, Series 7 of YMI shall be considered to be the equivalent of 3.75 Existing Common Shares; and

(ii)	for greater clarity, the Existing Common Shares shall include Common Shares issued or issuable upon conversion of, or in exchange for, the Convertible Debentures (whether pursuant to the terms of the Convertible Debenture Indenture or this Plan of Arrangement).

(b)	On the Effective Date, in accordance with the steps and sequence set forth in this Plan of Arrangement, each Existing Shareholder shall receive, in exchange for all of its right, title and interest in and to the Existing Preferred Shares and Existing Common Shares, as applicable, its pro rata share (calculated in accordance with Section 3.2(a)) of 4,892,140 New YMI Common Shares and 2,795,509 Warrants (collectively, the “Shareholders’ Consideration”).

(c)	Each Existing Shareholder shall and shall be deemed to irrevocably and finally exchange all of its right, title and interest in and to the Existing Preferred Shares and the Existing Common Shares, as applicable, for its pro rata share of the Shareholders’ Consideration. The pro rata share of the Shareholders’ Consideration delivered, issued and allocated to the Existing Shareholders shall be, and shall be deemed to be, received by the Existing Shareholders in full and final consideration for the exchange of the Existing Preferred Shares and the Existing Common Shares, as applicable.

3.3	Cancellation of Existing Preferred Shares and Existing Common Shares, etc.

Pursuant to the Arrangement and in accordance with the steps and sequences set forth in this Plan of Arrangement and immediately following the exchange of the Existing Preferred Shares and the Existing Common Shares pursuant to Section 3.2, the Existing Preferred Shares and the Existing Common Shares and all Obligations and Entitlements related thereto shall be irrevocably and finally extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise.

ARTICLE 4

EFFECT OF THE RECAPITALIZATION

As a result of the joint effect of this Plan of Arrangement and the Termination and Settlement Agreement, upon completion of the Recapitalization, the following consideration and securities (subject to the treatment of fractional interests) shall have been paid, delivered, issued and allocated by YMI and New YMI, for the benefit and on behalf of YMI, to the Credit Facility Lenders, the MTN Holders, the Convertible Debentureholders and the Existing Shareholders, as applicable:

(a)	$275 million of cash, with : (i) $70,295,537 to be paid to the Credit Facility Lenders and (ii) $204,704,463 to be paid to the MTN Holders;

(b)	$800 million of principal amount of New Senior Notes, with: (i) $165,416,165 of principal amount to be issued to the Credit Facility Lenders and (ii) $634,583,835 of principal amount to be issued to the MTN Holders;

(c)	$107.5 million of principal amount of New Subordinated Debentures, with: (i) $18,118,215 of principal amount to be issued to the Credit Facility Lenders, (ii) $81,881,785 of principal amount to be issued to the MTN Holders and (iii) $7.5 million of principal amount to be issued to the Convertible Debentureholders;

(d)	27,955,087 New YMI Common Shares, with: (i) 4,178,594 New YMI Common Shares to be issued to the Credit Facility Lenders, (ii) 18,884,353 New YMI Common Shares to be issued to the MTN Holders and (iii) 4,892,140 New YMI Common Shares to be issued to the Existing Shareholders (including, for greater certainty, the Convertible Debentureholders); and

(e)	2,955,509 Warrants, with : (i) 2,755,509 Warrants to be issued to the Existing Shareholders (including, for greater certainty, the Convertible Debentureholders) and (ii) 200,000 additional Warrants to be issued to the Convertible Debentureholders.

ARTICLE 5

MEANS FOR IMPLEMENTATION OF THE ARRANGEMENT

5.1	Preliminary Steps Prior to the Arrangement.

The Arrangement described in Section 5.2 is subject to the prior satisfaction or performance of the following preliminary steps prior to the Effective Date as condition precedent to the implementation of this Plan of Arrangement:

(a)	YMI transfers to Newco1 the YPG Notes (with the exception of certain selected YPG Notes, as determined by YMI) in consideration for 100 common shares in the capital of Newco1;

(b)	YMI transfers all of the shares it holds in the capital of Newco1 to YPG in consideration for one common share in the capital of YPG;

(c)	the stated capital of the common shares of Newco1 is reduced to $1 without any payment; and

(d)	Newco1 is liquidated into YPG and shall be dissolved as soon as practicable thereafter by the filing of articles of dissolution.

5.2	Steps of the Arrangement.

On the Effective Date, the following shall be deemed to occur as the steps of the Arrangement, in the following order and sequence, without any further act or formality, the completion of which steps and the completion of the Termination and Settlement Steps being conditional upon one another:

(a)	the articles of YMI are amended to (i) create the YMI First Ranking Preferred Shares and (ii) amend the name of YMI to “YPG Financing Inc.”;

(b)	the articles of New YMI are amended to (i) fix the minimum number of directors to three and (ii) amend the name of New YMI to “Yellow Media Limited”;

(c)	the New YMI Common Shares and the Warrants to be issued and delivered in connection with the Recapitalization are deemed created and authorized under this Plan of Arrangement, to be issued and delivered by New YMI, for the benefit and on behalf of YMI.

(d)	the New Senior Note Indenture, the New Senior Security Agreements, the New Subordinated Debenture Indenture, the New Subordinated Guarantees Agreements and the Warrant Indenture become effective;

(e)

the holders of restricted share units (“RSUs”) under the Restricted Share Unit Plan of YMI surrender their RSUs in consideration for the payment in cash of the volume weighted average price of the underlying Existing Common Shares for the five trading days immediately preceding the day before the Effective Date. YPG, as administrator of the Restricted Share Unit Plan, and YMI instruct the trustee to donate the Existing Common Shares it holds in connection with the Restricted Share Unit Plan to YMI for cancellation for no consideration. The outstanding options issued under the Management Stock Option Plan of YMI and the 2010 Stock Option Plan of YMI are cancelled for no consideration;

(f)	the Management Stock Option Plan of YMI, the 2010 Stock Option Plan of YMI, the Restricted Share Unit Plan of YMI and the Deferred Share Unit Plan of YMI and all rights under such plans are terminated, extinguished and cancelled;

(g)	as described in Section 3.1(a), the Convertible Debentures of each Convertible Debentureholder are exchanged by YMI in consideration for (i) Common Shares on the basis of 50 Common Shares for each $100 of principal amount of Convertible Debentures exchanged and (ii) the pro rata share of the Additional Convertible Debentureholders’ Consideration based on the principal amount of Convertible Debentures exchanged (it being understood, for greater certainty, that the Warrants are issued and delivered by New YMI, for the benefit and on behalf of YMI), and the Convertible Debentures and the Convertible Debenture Indenture, including the covenants thereof, (except solely, in the case of the Convertible Debenture Indenture, to the extent necessary to effect distributions pursuant to Section 5.7) and all Obligations and Entitlements related to the Convertible Debentures and the Convertible Debenture Indenture, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise;

(h)	as described in and subject to the terms of Sections 2.1, 2.3 and 3.1, YMI pays the MTN Interest Payment, the MTN Trustee Fees, the Convertible Debenture Interest Payment and the Convertible Debenture Trustee Fees;

(i)	as described in Section 2.2, the MTN Notes are exchanged by YMI in consideration for the pro rata share of the Noteholders’ Consideration; it being understood, for greater certainty, that the New YMI Common Shares are issued and delivered by New YMI, for the benefit and on behalf of YMI;

(j)	concurrently with Step 5.2(i) above and in consideration for the issuance and delivery by New YMI, for the benefit and on behalf of YMI, of the New YMI Common Shares to the MTN Holders, YMI issues to New YMI 819 YMI First Ranking Preferred Shares and a demand promissory note with an aggregate fair market value equal to such New YMI Common Shares issued and delivered to the MTN Holders;

(k)	the MTN Notes and the MTN Indenture, including the covenants thereof, (except solely, in the case of the MTN Indenture, to the extent necessary to effect distributions to the beneficial holders of the MTN Notes pursuant to Section 5.7) and all Obligations and Entitlements related thereto, are irrevocably and finally terminated, extinguished, cancelled and eliminated, as applicable, the whole without the need of any further payment or otherwise;

(1)	as described in Section 3.2:

(i)	the Existing Preferred Shares are exchanged and cancelled by YMI for the pro rata share of the Shareholders’ Consideration;

(ii)	the Existing Common Shares (including, for greater certainty, the Existing Common Shares issued pursuant to Step 5.2(g) above) are exchanged and cancelled by YMI for the pro rata share of the Shareholders’ Consideration; and

(iii)	the Existing Preferred Shares and the Existing Common Shares, and all Obligations and Entitlements related thereto, are irrevocably and finally extinguished, cancelled and eliminated, as applicable;

(m)	concurrently with Step 5.2(1) above and in consideration for the issuance and delivery by New YMI, for the benefit and on behalf of YMI, of the New YMI Common Shares and Warrants to the Existing Shareholders and of the additional 200,000 Warrants to the Convertible Debentureholders, YMI has an obligation payable to New YMI in an amount equal to the aggregate of the fair market value of such New YMI Common Shares and Warrants issued and delivered to the Existing Shareholders and the Convertible Debentureholders;

(n)	all Entitlements related to the Preferred Shares and the Common Shares, if any, are irrevocably and finally extinguished, cancelled and eliminated;

(o)	the board of directors of New YMI is replaced by the individuals listed in Section 7.2; and

(p)	the New Employee Incentive Plan is adopted.

In addition to the foregoing, on the Effective Date, in accordance with the Termination and Settlement Agreement, when completed, the following steps shall be deemed to have been completed concurrently with the implementation of the steps of the Arrangement set forth in this Section 5.2, as follows: (i) YMI pays, in cash, the accrued and unpaid interest under the Credit Agreement as at (but not including) the Effective Date to the Credit Facility Lenders concurrently with Step 5.2(h); (ii) the Credit Facility Lenders’ Consideration is paid, delivered, issued and allocated concurrently with Step 5.2(i); and (iii) the Credit Facility Debt Extinguishment occurs concurrently with Step 5.2(k) (collectively, the “Termination and Settlement Steps”).

5.3	Other Steps and Formality.

The YMI Companies may, by way of supplement to this Plan of Arrangement and in accordance with Section 7.3, (i) modify the order of certain steps and transactions set out in Section 5.2 or (ii) undertake such other steps or transactions necessary or desirable in connection with this Plan of Arrangement in such manner and on such date and time as determined by the YMI Companies.

All steps and transactions to be implemented pursuant to this Plan of Arrangement shall be effective without any requirement of further action, formality, consent or approval by or from any Person, including the shareholders, directors, officers, managers or partners of any of the YMI Companies.

5.4	Issuance of New YMI Common Shares.

All New YMI Common Shares issued and outstanding as part of the implementation of this Plan of Arrangement shall be deemed issued and outstanding as fully-paid and non-assessable. The amount added to the stated capital of the New YMI Common Shares issued in accordance with this Plan of Arrangement shall be equal to the fair market value of the consideration received by New YMI for the issuance of such New YM1 Common Shares.

5.5	Fractional Interests.

(a)	No fractional New YMI Common Shares or fractional Warrants shall be issued or otherwise allocated under this Plan of Arrangement. Any legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to fractional New YMI Common Shares or Warrants pursuant to this Plan of Arrangement shall be rounded down to the nearest whole New YMI Common Share or Warrant.

(b)	The New Senior Notes and the New Subordinated Debentures will be issued under the book-based system, without coupons, in minimum denominations of $1 and any integral multiple of $1 in excess thereof.

5.6	Calculations.

All amounts of consideration to be received hereunder will be calculated to the nearest cent ($0.01). All calculations and determinations made by YMI or New YMI for the purposes of the Arrangement, including, without limitation, the allocation of the Noteholders’ Consideration and the Shareholders’ Consideration, shall be conclusive, final and binding upon the MTN Holders, the MTN Trustee, the Convertible Debentureholders, the Convertible Debenture Trustee, the Existing Shareholders and the YMI Companies.

5.7	Delivery and Allocation Procedures.

(a)

The delivery of cash and certificates representing the New Senior Notes, the New Subordinated Debentures, the New YMI Common Shares and the Warrants, as applicable, to which the MTN Holders, the Convertible Debentureholders and the Existing Shareholders as at the Distribution Record Date are entitled under this Plan of Arrangement shall be made (i) to CDS (for the benefit of the MTN Holders, the Convertible Debentureholders and the Existing Shareholders beneficially holding their securities of YMI through CDS) forthwith and by no later than three Business Days following the Effective Date and (ii) to the registered Existing Shareholders (other than CDS), by no later than three Business Days following the later of (A) the Effective Date and (B) the date on which the registered Existing Shareholder surrenders the certificates representing its Existing Preferred Shares or Existing Common Shares, as applicable, which shall be deemed to represent, as of and from the Effective Date, only a right to receive such Existing Shareholder’s pro rata share of the Shareholders’ Consideration upon surrender of such certificates; provided, however, that any such certificates not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim or interest of the Existing Shareholder into its pro rata share of the Shareholders’ Consideration.

(b)	In respect of the MTN Notes, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares held by CDS, through its nominee CDS & Co, the delivery, as applicable, of the MTN Interest Payment and the Convertible Debenture Interest Payment as well as the interests in the Noteholders’ Consideration and the Shareholders’ Consideration will be made through the facilities of CDS to CDS participants, who, in turn, will make the delivery, as applicable, of the MTN Interest Payment and the Convertible Debenture Interest Payment as well as the interests in the Noteholders’ Consideration and the Shareholders’ Consideration to the beneficial holders entitled thereto pursuant to this Plan of Arrangement as at the Distribution Record Date pursuant to standing instructions and customary practices. The YMI Companies shall have no liability or obligation in respect of all deliveries from CDS, or its nominee, to CDS participants or from CDS participants to beneficial holders.

ARTICLE 6

CONDITIONS PRECEDENT TO PLAN IMPLEMENTATION

6.1	Conditions Precedent.

The implementation of this Plan of Arrangement shall be conditional upon the fulfillment, satisfaction or waiver, if applicable, by YMI and New YMI of the following conditions precedent:

(a)	the Arrangement Agreement shall have been entered into and become effective;

(b)	the Support Agreement shall not have been terminated by the Initial Consenting Creditors pursuant to, and in accordance with, Section 10(a) of the Support Agreement;

(c)	the Termination and Settlement Agreement shall not have been terminated pursuant to, and in accordance with, the Termination and Settlement Agreement and the Termination and Settlement Steps shall be completed, be implemented and become effective concurrently with the implementation of this Plan of Arrangement, in accordance with the sequence set forth in Section 5.2;

(d)	no applicable Law shall have been passed and become effective, which makes the consummation of this Plan of Arrangement or the Termination and Settlement Agreement illegal or otherwise prohibited;

(e)	the Final Order shall have been obtained, and the implementation of the Final Order or compliance therewith by any of the YMI Companies shall not have been stayed or enjoined as a result of an appeal or otherwise;

(f)	the New Senior Note Indenture, the New Senior Security Agreements, the New Subordinated Debenture Indenture, the New Subordinated Guarantees Agreements and the Warrant Indenture shall have been entered into;

(g)	all required governmental, regulatory and judicial consents, and any other required third party consents, shall have been obtained, except for such third party consents which if not obtained would not individually or in the aggregate have a material adverse effect on the YMI Companies;

(h)	the New YMI Common Shares, the New Subordinated Debentures, the Warrants and the New YMI Common Shares to be issued upon exercise, conversion or exchange of the Warrants and the New Subordinated Debentures shall have been approved for listing on the TSX or the TSX Venture Exchange, subject to customary post-closing conditions;

(i)	the YMI Companies shall have taken all necessary corporate actions and proceedings in connection with the Recapitalization and this Plan of Arrangement; and

(j)	the Director shall have issued the Certificate.

It being understood that each of the conditions set forth in this Section 6.1, except for the conditions set forth in Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(h)and 6.1(j), may be waived in whole or in part by YMI and New YMI, or the other relevant parties to the documents and transactions referred to therein without any notice to the MTN Holders and the Existing Shareholders. The failure to satisfy or waive any condition that may not be waived prior to the Effective Date in accordance with the foregoing may be asserted by any Person regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the YMI Companies). The failure of YMI and New YMI to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE 7

MISCELLANEOUS

7.1	YMI Matters.

The Shareholders’ Meeting shall be deemed to satisfy the requirements under Sections 133(1) and 155(1) of the CBCA in connection with the holding of YMI’s annual meeting of shareholders, and the placing of YMI’s annual financial statements (which are available on SEDAR at www.sedar.com), before its shareholders in respect of the financial year ended December 31, 2011.

7.2	New YMI Matters.

New YMI shall hold its first meeting of shareholders within six months following New YMI’s accounting year end. Deloitte & Touche LLP shall be the independent auditor of New YMI.

On the Effective Date, each director of New YMI shall resign or be removed and shall be replaced by the following individuals: Craig Forman, Robert MacLellan, Kalpana Raina, David Lazzarato, Martin Nisenholtz, Michael G. Sifton, David G. Leith, Judith A. McHale and Marc P. Tellier.

7.3	Amendment.

Any amendment, modification, supplement or restatement to this Plan of Arrangement may be:

(a)	proposed by YMI and New YMI, at their discretion, at any time prior to or at the Meetings, with or without any prior notice or communication (other than to the Advisors and as may otherwise be required under the Interim Order), and if so proposed and accepted at such Meetings, shall become part of this Plan of Arrangement for all purposes;

(b)	made after the Meetings but before the date of the hearing for the Final Order (i) at the discretion of YMI and New YMI if it concerns a matter which, in the reasonable opinion of YMI and New YMI, is not materially adverse to the financial or economic interests of the MTN Holders, the Convertible Debentureholders and the Existing Shareholders or (ii) with the approval of the Court at the hearing for the Final Order, in all other cases, including as to the steps and transactions to be implemented in connection with this Plan of Arrangement; and

(c)	made following the date of the hearing for the Final Order (i) at the discretion of YMI or New YMI if it concerns a matter which, in the reasonable opinion of YMI or New YMI, is of an administrative nature or is required to better give effect to the implementation of this Plan of Arrangement or (ii) with the approval of the Court, in all other cases.

7.4	Release of Companies Released Parties.

Immediately upon completion of the steps and transactions set forth in this Plan of Arrangement and the Termination and Settlement Steps, each of the Companies Released Parties shall be released and discharged from any and all demands, claims, liabilities, indebtedness, obligations, causes of action, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date (collectively, “Claims”) of any Person relating to, arising out of, or in connection with, the Credit Agreement, the Credit Facility Debt, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares, the Preferred Shares, the Existing Common

Shares and the Common Shares (including the Obligations relating thereto), the Recapitalization, this Plan of Arrangement and any proceedings commenced with respect to or in connection with this Plan of Arrangement and the Recapitalization; provided that nothing in this paragraph shall release or discharge any of the Companies Released Parties from or in respect of its obligations under this Plan of Arrangement, the Termination and Settlement Agreement, the Noteholders’ Consideration, the Shareholders’ Consideration, or under any Order or any of its debt obligations which shall remain outstanding and in effect after the Effective Date.

7.5	Release of Securityholders’ Released Parties.

Immediately upon completion of the steps and transactions set forth in this Plan of Arrangement, each of the Securityholders’ Released Parties shall be released and discharged from any and all Claims of any Person relating to, arising out of, or in connection with, the Credit Agreement, the Credit Facility Debt, the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares, the Common Shares, the Recapitalization, this Plan of Arrangement, and any proceedings commenced with respect to or in connection with this Plan of Arrangement and the Recapitalization; provided that nothing in this paragraph will release or discharge any of the Securityholders’ Released Parties from or in respect of its obligations under this Plan of Arrangement, the Termination and Settlement Agreement or under any Order.

7.6	Binding Effect.

On and from the Effective Date, this Plan of Arrangement and the steps and transactions contemplated hereby shall be final and binding upon, and be deemed to have been consented and agreed upon by, (i) the YMI Companies, (ii) the beneficial and legal owners of the MTN Notes, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares, (iii) the holders of any Entitlements relating to the MTN Notes, the Convertible Debentures, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares and the Common Shares, (iv) the MTN Trustee and the Convertible Debenture Trustee and (v) any other Person affected by this Plan of Arrangement (and their respective heirs, executors, administrators, legal representatives, successors and assigns) without any further act or formality required on the part of any Person and shall constitute (x) full and final and absolute settlement of all rights of the beneficial and legal owners of the MTN Notes, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares attaching thereto or arising therefrom and (y) an absolute release and discharge of and from all indebtedness, liabilities and obligations of the YMI Companies in respect of the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares and the Existing Common Shares.

On and from the Effective Date, without limiting the foregoing, (i) the beneficial and legal owners of the MTN Notes, the Convertible Debentures, the Existing Preferred Shares and the Existing Common Shares, (ii) the holders of any Entitlements relating to the MTN Notes, the Convertible Debentures, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares and the Common Shares, (iii) the MTN Trustee and the Convertible Debenture Trustee and (iv) any other Person affected by this Plan of Arrangement will be deemed (x) to have executed and delivered to the YMI Companies all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan of Arrangement, and (y) to have waived any non-compliance or default by the YMI Companies with or of any provision, express or implied, in any agreement or other arrangement, written or oral, existing between such Person and the YMI Companies with respect to the MTN Notes, the MTN Indenture, the Convertible Debentures, the Convertible Debenture Indenture, the Existing Preferred Shares, the Preferred Shares, the Existing Common Shares and the Common Shares that has occurred prior to the Effective Date.

7.7	Paramountcy.

From and after the Effective Date, any conflict between this Plan of Arrangement and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto, save and except for the Termination and Settlement Agreement, existing between one or more of the MTN Holders, the Convertible Debentureholders and the Existing Shareholders, on one hand, and the YMI Companies, on the other hand, as at the Effective Date will be deemed to be governed by the terms, conditions and provisions of this Plan of Arrangement and the Final Order, which shall take precedence and priority.

7.8	Deeming Provisions.

In this Plan of Arrangement, the deeming provisions are absolute and irrebuttable.

7.9	Different Capacities.

If any Person holds more than one type, series or class of MTN Notes, Convertible Debentures, Existing Preferred Shares or Existing Common Shares, as the case may be, such Person shall have all of the rights given to a holder of each particular type, series or class of MTN Notes, Convertible Debentures, Existing Preferred Shares or Existing Common Shares so held. Nothing done by a Person acting in its capacity as a holder of a particular type, series or class of MTN Notes, Convertible Debentures, Existing Preferred Shares or Existing Common Shares, as the case may be, affects such Person’s rights as a holder of another type, series or class of MTN Notes, Convertible Debentures, Existing Preferred Shares or Existing Common Shares.

7.10	Further Assurances.

Notwithstanding that the steps and transactions set out in this Plan of Arrangement shall occur and be deemed to occur in the order set out herein without any other additional act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by them in order to document or evidence any of the steps or transactions set out herein.

7.11	Notices.

Any notices or communication to be made or given hereunder shall be in writing and shall reference this Plan of Arrangement and may, subject as hereinafter provided, be made or given by the Person making or giving it or by any agent of such Person authorized for that purpose by personal delivery, by prepaid mail or by facsimile addressed to the respective parties as follows:

(i)	if to YMI Companies:

Yellow Media Inc.

16 Place du Commerce, Nuns’ Island,

Verdun, Québec

H3E 2A5

Attention:          Senior Vice President, General Counsel and Secretary

Telephone:        (514) 934-2888

Facsimile:          (514) 934-4076

with a copy to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd West

Suite 4000

Montréal, Québec

H3B3V2

Attention:          Jean Marc Huot

Telephone:        (514) 397-3276

Facsimile:          (514) 397-3435

(ii)	if to a MTN Holder:

to the address for such MTN Holder as shown on the records of the MTN Trustee with a copy to:

Bennett Jones LLP

3400 One First Canadian Place

P.O. Box 130

Toronto, Ontario

M5X 1A4

Attention:          S. Richard Orzy / Kevin J. Zych

Telephone:        (416) 777-5737 / (416) 777-5738

Facsimile:          (416) 863-1716

(iii)	if to a Convertible Debentureholder:

to the address for such Convertible Debentureholder as shown on the records of the Convertible Debenture Trustee with a copy to:

Fishman Flanz Meland Paquin LLP

1250 Rene-Levesque Boulevard West

Suite 4100

Montreal, Quebec

H3B 4W8

Attention:        Mark Meland / Avram Fishman

Telephone:      (514) 932-4100

Facsimile:        (514) 932-4170

or to such other address as any party may from time to time notify the others in accordance with this Section 7.11. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada or the United States, all notices and communications during such interruption may only be given or made by personal delivery or by telecopier and any notice or other communication given or made by prepaid mail within the five Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by YMI to give a notice contemplated hereunder to any particular MTN Holder, Convertible Debentureholder or Existing Shareholders shall not invalidate this Plan of Arrangement or any action taken by any Person pursuant to this Plan of Arrangement.